Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Introgen Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements of Introgen Therapeutics, Inc., Introgen Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Introgen Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, as amended by the Annual Report (Form 10-K / A) for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
February 2, 2007